EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

                                      DATED
                                DECEMBER 30, 1994
                                       AND
                                 EFFECTIVE AS OF
                                 JANUARY 1, 1995

                                     BETWEEN
                        HOSPITAL STAFFING SERVICES, INC.
                       CARDINAL NURSING & HOME CARE, INC.
                                    as Seller

                                       and

                                 RONALD A. CASS
                                    as Buyer


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                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
SECTION 1.  SALE, PURCHASE AND ASSIGNMENT OF ASSETS
         1.1       Transfer of Assets....................................2
         1.2       Excluded Assets.......................................2
         1.3       Transition Period.....................................3
         1.4       Leases................................................4
         1.5       Management Agreement..................................4

SECTION 2.  NO ASSUMPTION OF LIABILITIES
         2.1       No Assumption of Liabilities..........................4
         2.2       Assumed Liabilities...................................4

SECTION 3.  PURCHASE PRICE
         3.1       Determination of Purchase Price.......................6
         3.2       Payment of the Purchase Price.........................6

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
         4.1       Organization and Good Standing........................6
         4.2       Due Authority.........................................7
         4.3       No Consents...........................................7
         4.4       No Breach.............................................8
         4.5       Financial Statements..................................9
         4.6       Books and Records.....................................9
         4.7       Taxes.................................................9
         4.8       Compliance with Laws.................................10
         4.9       Actions and Proceedings..............................10
         4.10      Agreements...........................................11
         4.11      Insurance............................................12
         4.12      Brokers or Finders...................................12
         4.13      Tangible Assets......................................13
         4.14      Intangible Property..................................13
         4.15      Liabilities..........................................14
         4.16      Employees............................................14
         4.17      ERISA................................................14
         4.18      Leased Property......................................15
         4.19      Arrangements with Subcontractors.....................16
         4.20      Compliance of Arrangements with Law..................16
         4.21      Full Disclosures.....................................16
         4.22      Representations and Warranties on Closing Date.......17


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SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER
         5.1       Due Authority........................................17
         5.2       No Consents..........................................18
         5.3       No Broker............................................18
         5.4       Agreement Not to Transfer Assets.....................18
         5.5       Representations and Warranties on Closing Date.......18

SECTION 6.  COVENANTS OF SELLERS AND BUYER
         6.1       Books and Records....................................19

SECTION 7.  EXPENSES....................................................19

SECTION 8.  FURTHER ASSURANCES AND ACTIONS
                   SUBSEQUENT TO CLOSING................................20

SECTION 9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................21

SECTION 10.  INDEMNIFICATION
         10.1      Obligation of the Sellers to Indemnify...............21
         10.2      Obligation of the Buyer to Indemnify.................22
         10.3      Claims by Third Parties..............................23
         10.4      Opportunity to Defend................................24
         10.5      Effect of Insurance Payment..........................25

SECTION 11.  CLOSING
         11.1      Closing..............................................25
         11.2      Sellers' Action at Closing...........................25
         11.3      Buyer's Actions at Closing...........................27

SECTION 12.  POST CLOSING ITEMS.........................................27

SECTION 13.  MISCELLANEOUS
         12.1      Publicity............................................27
         12.2      Notices..............................................28
         12.3      Remedies Not Exclusive...............................29
         12.4      Governing Law........................................29
         12.5      No Assignment........................................30
         12.6      Headings.............................................30
         12.7      Severability of Provisions...........................30
         12.8      Counterparts.........................................30
         12.9      Subrogation of the Buyer.............................30
         12.10     Amendment and Modification...........................30
         12.11     Binding Effect.......................................31
         12.12     Entire Agreement.....................................31
         12.13     Prevailing Party.....................................31

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         12.14     Waiver...............................................31
         12.15     Signatures...........................................31
         12.16     Definitions..........................................32


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                                    SCHEDULES

Schedule 1.1               Assets
Schedule 1.2.1             Excluded Assets
Schedule 1.2.2             Computer Software
Schedule 1.2.3             Trademarks
Schedule 1.4               Leases
Schedule 2.2               Assumed Liabilities
Schedule 3.1               Allocation of Purchase Price
Schedule 4.3               Consents
Schedule 4.4               No Breach
Schedule 4.8               Compliance with Laws
Schedule 4.9               Actions and Proceedings
Schedule 4.10              Agreements
Schedule 4.11              Insurance Policies
Schedule 4.12              Brokers or Finders
Schedule 4.13              Tangible Assets
Schedule 4.14              Intangible Property
Schedule 4.16              Employees
Schedule 4.17              ERISA
Schedule 4.18              Leases
Schedule 4.19              Arrangements with Subcontractors
Schedule 5.2               No Consents
Schedule 5.3               No Broker

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                                    EXHIBITS

Exhibit A         - Excluded Assets License

Exhibit B         - Licensed Home Health Care Management Agreement

Exhibit C         - Settlement Agreement


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         THIS AGREEMENT (the "Agreement") is made this 30th day of December,
1994, but effective as of January 1, 1995, by and between HOSPITAL STAFFING SERVICES, INC., a Florida corporation ("HSSI") and CARDINAL NURSING AND HOME CARE, INC., a Florida corporation ("Cardinal" or "Selling Subsidiary") (HSSI and Cardinal sometimes referred to individually as "Seller" and collectively as "Sellers") and RONALD A. CASS, an individual residing in Broward County, Florida ( the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Selling Subsidiary is engaged in the proprietary home care business in Broward County, Florida; and

         WHEREAS, HSSI desires to sell and Buyer desires to purchase certain specified assets of the Selling Subsidiary; and

         WHEREAS, HSSI is the sole shareholder of Cardinal and accordingly, the transactions contemplated hereby will inure to the direct benefit of HSSI, and, but for HSSI's participation as a joint obligor with Cardinal, the Buyer would not enter into or consummate the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. SALE, PURCHASE AND ASSIGNMENT OF ASSETS.

         1.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Buyer, in reliance upon the representations and warranties of Sellers contained in this Agreement and any Schedules annexed hereto, will, at the "Closing," (the

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"Closing") as hereinafter defined in Section 11, shall acquire from Sellers, and
Sellers at the Closing will sell, assign, transfer and convey to Buyer, the "Assets" of the Selling Subsidiary set forth in Schedule 1.1, including furniture, equipment and other fixed assets, customer and employee lists, telephone numbers and current patient and client files and records to the extent permitted by law and all goodwill associated with any of the foregoing listed on
Schedule 1.1 (which assets shall be collectively referred to herein as the "Assets"), at the "Location" of the Subsidiary (the "Location") set forth on
Schedule 1.1, including without limitation, all claims and rights under contracts, and all books and records relating to the Assets being conveyed, transferred, and assigned pursuant to the terms of this Agreement, all as the same shall exist at the time of the Closing listed on Schedule 1.1 and all substitutions, replacements and additions thereto (provided however that with respect to any contracts, only after such substitutions, replacements and additions have been approved by Buyer in writing) and the proceeds from the sale of any of the Assets between the date hereof and the Closing Date.

         1.2 EXCLUDED ASSETS. Section 1.1 above notwithstanding, there shall be excluded from the Assets being sold and transferred pursuant to the terms of this Agreement the following ("Excluded Assets"):

                  1.2.1 Except as set forth in Schedule 1.2.1 all cash and cash equivalents of Sellers, excluding Assets set forth above in Section 1.1 above at Closing.

                  1.2.2 Except as set forth in Schedule 1.2.2, all computer software and licenses, including, but not limited to, the HCAS[copyright] computer software owned by Sellers.

                  1.2.3 Except as set forth in Schedule 1.2.3, all tradenames and trademarks.


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                  1.2.4 Any indebtedness of HSSI or any of its subsidiaries to any of the Sellers.

                  1.2.5 All contracts, agreements and commitments (whether oral or written) between the Sellers or any of their Affiliates (as hereinafter defined) and any "Interested Person," (as hereinafter defined).

                  1.2.6    All accounts receivable of the subsidiary.

                  1.2.7 Any other assets including without limitation all provider numbers, provider agreements, Home Health Agency or Licensed Home Care Services Agency licenses, all deposits, prepaid expenses and any other assets whether real or personal, tangible or intangible not set forth on Schedule 1.1.

         1.3      TRANSITION PERIOD.

                  Notwithstanding the provisions of Section 1.2 above, the Buyer shall be granted at the Closing a nonexclusive, nontransferable, royalty-free license (the "Excluded Assets License"), in the form attached hereto as Exhibit A, to use the Excluded Assets described in subsections 1.2.2 and 1.2.3 for a period of six (6) months following the Closing Date in order to allow the Buyer to effectuate a smooth transition of control; provided however the Sellers shall be reimbursed by the Buyer within thirty (30) days for any and all incidental documented costs or expenses incurred by the Sellers as a result of the Excluded Asset License. Buyer and Seller shall enter into a lease agreement to permit the Buyer to use the HCAS[copyright] computer software owned by Seller.

         1.4 LEASES. To the extent that the lease obligations of the Sellers for office space, furniture, copy machines and other office equipment as set forth in Schedule 1.4 shall be assignable to Buyer, Buyer shall assume such leases. In the alternative, Buyer


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may, if Buyer or Sellers are unable to obtain required consents to assignment, enter into sub-lease agreements with Sellers.

         1.5 MANAGEMENT AGREEMENT. To the extent that the Buyer has not obtained the licenses to operate as a Home Health Agency or Licensed Home Care Services Agency, the Buyer and Seller shall enter into a Licensed Home Health Care Management Agreement, whereby Cardinal shall manage the Assets until such time as such license is obtained by Buyer, pursuant to the terms set forth in the form of Management Agreement attached hereto as Exhibit B.

SECTION 2. NO ASSUMPTION OF LIABILITIES.

         2.1 NO ASSUMPTION OF LIABILITIES. Except as specifically set forth in Subsection 2.2 below, Buyer shall not assume or be liable for any "Liabilities" (as defined in Section 4.17) of Sellers, whether contingent or otherwise, and whether or not such Liabilities are reflected on the books or records of the Sellers on the Closing Date.

         2.2 ASSUMED LIABILITIES. From and after the Closing, Buyer shall assume only those obligations, contracts or other liabilities of Sellers specifically set forth on Schedule 2.2 and no others.

         The Assets shall not include any liabilities, obligations or commitments of the Sellers not specifically listed on Schedule 2.2 or included in the contracts or property specifically referred to in Section 1.1. The Buyer shall not assume or have any liability for any obligations or liabilities of the Sellers not expressly assumed pursuant to the terms of this Agreement. Without limiting the specificity or generality of the foregoing, the Buyer shall be under no obligation to, and shall not be deemed to assume any obligation or liability of the Sellers for the following:

                  (a) any governmental or other healthcare provider agreements or provider numbers or provider relationships of the Sellers or any of them;

                  (b) any liability with respect to any life, health, accident, disability or any other "employee welfare benefit plan," as such term is defined in Section 3(1) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), or any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other "employee pension benefit plan," as defined in
Section 3(2) of ERISA, maintained, or to which contributions have been made, by the Sellers or any predecessor or any corporation which is a controlled group or corporations of which any Sellers are a member, as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or any trade or business (whether or not incorporated) under common control with the Sellers, as defined in Section 414(c) of the Code or any affiliated service group aggregated with the Sellers under Section 414(m) of the Code (the "ERISA Employer");

                  (c) the Sellers legal, accounting or other fees or expenses arising out of the transactions contemplated by this Agreement;

                  (d) with respect to any pending litigation or other legal proceedings, arbitrations, mediations or investigations related to the Sellers;

                  (e) with respect to accrued but unpaid wages, salaries, customary bonuses which are consistent with past practice or overtime, sick, vacation, severance or "paid time off" or other employee benefits. Any wages, salaries, or customary bonuses or any taxes in connection therewith which are paid by Buyer on behalf of Seller after the date of Closing shall be immediately reimbursed to Buyer by Seller after receipt of documentation in connection therewith.

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SECTION 3. PURCHASE PRICE.

         3.1 DETERMINATION OF PURCHASE PRICE. The "Purchase Price" to be paid by Buyer for all of the Assets set forth on Schedule 1.1 (the "Purchase Price") will be One Hundred Eighty Five Thousand and No/100 Dollars ($185,000), which Purchase Price shall be allocated as set forth on Schedule 3.1 hereto and which allocations with respect to the Assets which shall be used by the parties for purposes of reporting to the Internal Revenue Service (the "IRS") on Form 8594.

         3.2 PAYMENT OF THE PURCHASE PRICE. Payment of the Purchase Price shall be made as part of the consideration set forth in the Settlement Agreement of even date, the form of which is attached hereto as Exhibit C.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

         In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Sellers, jointly and severally, make the following representations, warranties and covenants, each of which is relied upon by Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Buyer, as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each Seller is qualified to do business in each state in which it is required to be so qualified which affects the Assets, other than states, either individually or in the aggregate, in which the failure to be so qualified will not have a material adverse affect on any such Seller.


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         Each Seller has full corporate power and authority to own or lease its properties and to carry on the business of the Assets as it is now being conducted. The Selling Subsidiary has no subsidiaries and owns no capital stock or other securities or interests of or in any other entity, partnership or joint venture.

         4.2 DUE AUTHORITY. Each Seller has all power and authority necessary to enable each of them to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary corporate action. Shareholder approval (other than the approval of HSSI as the sole shareholder of the Selling Subsidiary) of the transactions contemplated by this Agreement is not necessary. This Agreement is a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

         4.3 NO CONSENTS. To the best of each Seller's Knowledge, no governmental filings, authorizations, approvals or consents, other than the approvals listed on Schedule 4.3 are required (a) to permit each Seller to fulfill all of each of their obligations under this Agreement, (b) as a result of the transfer of the Assets contemplated by this Agreement, or (c) to enable the Buyer to continue the operation of the Assets substantially as conducted prior to the Closing.

         4.4 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Articles of Incorporation or Bylaws of any Sellers; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time


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or both constitute) a default under, any contract, option, mortgage, indenture or other material agreement or instrument to which any Sellers are a party or by or to which it or any of the Assets may be bound or subject except to the extent that parties to agreements may be required to consent to the transaction which is the subject of this Agreement; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, any Sellers, or upon the properties or business of any Sellers; (iv) except as set forth on Schedule 4.4, violate any statute, law, regulation or ordinance of any jurisdiction; or (v) result in the creation of any liens, mortgages, pledges, options, claims, security interests, title defects, encumbrances, conditional sales contracts, charges and other restrictions of every kind (collectively, the "Liens") on the Assets being conveyed to Buyer hereunder, other than Liens resulting from acts of Buyer; (vi) result in the imposition or creation of any Lien on any of the Assets or accelerate any indebtedness of the Sellers or to which the Assets may be bound; or (vii) breach, impair or in any way limit any governmental or official license, approval, permit or authorization of the Sellers which would affect or impact the operations of the Assets.

         4.5 FINANCIAL STATEMENTS. The Buyer has been provided with the unaudited financial statements for the Selling Subsidiary for the fiscal year ended November 30, 1993, including any related notes, and the most recent unaudited monthly and year to date financial statements (the "Interim Statements") of the Selling Subsidiary as of September 30, 1994 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, are in accordance with the books and records of the Selling Subsidiary, were prepared in accordance with generally accepted accounting principles


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applied on a consistent basis and fairly present the financial condition and results of operation for the periods so indicated.

         4.6 BOOKS AND RECORDS. The books and records of any Sellers which relate to or could affect to the Assets and the corporate constituent documents of any Sellers, all of which have been made available to the Buyer, are true, complete and correct

         4.7 TAXES. All federal, state and local tax returns and reports required to be filed by the Sellers have been or will be filed with the appropriate governmental authorities in all jurisdictions in which such returns and reports are required to be filed, which returns and reports were true and correct for the period for which they were filed which could affect the operations of the Selling Subsidiary or the Assets. All federal, state and local income, ad valorem, profits, franchise, sales, use, occupation, property, excise, gross receipts, regulatory assessment fees and other taxes, fees and assessments (including interest and penalties, if any) payable by the Sellers which could affect the operation of the Selling Subsidiary or the Assets on or prior to the date hereof were paid when due, and will be paid to the extent they become due and payable after the date hereof with respect to periods on or prior to the Closing Date except to the extent that any tax, fee, or assessment is being contested in good faith and reasonable reserves have been set aside therefor. There are no unpaid taxes which are or could become a Lien on the Assets. No claim for any additional tax or assessment is being asserted against the Selling Subsidiary by any tax authority or against HSSI which could adversely affect the Assets, and the Sellers have not been notified of, and there are no facts or circumstances known to the Sellers which could result in any claim being asserted with respect to any such taxes. The charges, accruals and reserve on the Sellers' books in respect of taxes for all fiscal


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periods are adequate, and there are no unpaid assessments or, to the best
Knowledge of the Sellers, any basis for the assessment of any amount of additional taxes for any fiscal period. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired by the Sellers. All taxes that the Sellers are or were required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other person.

         4.8 COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.8, the Sellers have complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to the business of the Selling Subsidiary with respect to matters affecting or which could affect the Assets, or the transactions contemplated by this Agreement.

         4.9 ACTIONS AND PROCEEDINGS. Except as set forth on Schedule 4.9, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against, involving the Sellers in respect of, or in connection with, the business of the Selling Subsidiary or matters affecting the Assets, the Selling Subsidiary or the operation thereof.

         4.10 AGREEMENTS. Schedule 4.10 sets forth each contract or arrangement of the following types in respect of, or in connection with, the Selling Subsidiary or to which the Selling Subsidiary is a party or by or to which it or the Assets are bound or subject: any (i) service distribution or supply agreements, which shall include, without limitation, all contracts by which any of the Sellers are offering or selling services to customers with respect to the Assets or the Selling Subsidiary; (ii) agreement not to compete which affects the Selling Subsidiary or other agreement or covenants which in any way purport to restrict any Sellers' business activity or purport to limit the freedom of the Sellers to engage in any line of business or to compete with any person which affects or could affect the operations of the Selling Subsidiary or the Assets or the Buyer's operation thereof after Closing; (iii) other material contract, agreement or arrangement whether or not made in the Ordinary Course of Business; or (iv) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property. Except as set forth on
Schedule 4.10, the Sellers have full legal power and authority to assign their rights under such contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuity of any of such contracts. Except as set forth on Schedule 4.10, the Sellers have not received any notice from any other party to a contract of the termination or threatened termination thereof, and no Seller has any Knowledge of the occurrence of any event which would allow such other party to terminate such contract except for non-default expiration terms contained therein. The contracts comply in all material respects with all applicable laws and regulations including, without limitation, Section 1128B of the Social Security Act, as amended, and codified at 42 U.S.C ss.1320a-7b, Section 1877 of the Social Security Act, as amended, and codified at 42 U.S.C. ss.1395nn, and regulations promulgated thereunder in each such case, and any comparable state fraud and abuse and self-referral laws, rules and regulations.

         All of the agreements set forth on Schedule 4.10 (except as otherwise set forth on Schedule 4.10) are valid agreements, in full force and effect and binding upon the parties, enforceable in accordance with their terms, and the Selling Subsidiary is not in default in any material respect under any of them (nor, to the Knowledge of any Sellers, is any other


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party to any of such agreements), nor does any condition exist which, with notice or lapse of time or both, would constitute a default thereunder.

         4.11 INSURANCE. Schedule 4.11 sets forth a list and brief description of all policies or binders of insurance, including (but not limited to) workers' compensation and employer liability, professional liability insurance, automobile insurance, industrial insurance, product liability and title insurance applicable to the Assets or in respect to the conduct of the business of the Selling Subsidiary and of all performance bonds and letters of credit securing any obligations of the Sellers maintained by the Sellers in the conduct of the business of the Selling Subsidiary or the Assets.

         4.12 BROKERS OR FINDERS. Except as set forth on Schedule 4.12, there has been no broker's or finder's services utilized in connection with the transaction contemplated by this Agreement and no Sellers have taken any action which could obligate Buyer to pay any broker's or finder's fee in connection with the transaction contemplated hereunder.

         4.13 TANGIBLE ASSETS. Schedule 4.13 sets forth all "material" items of furniture, equipment, and other fixed assets, including leasehold improvements, fixtures, structures, any related capitalized items or other tangible property owned by or used in the business of the Selling Subsidiary (the "Tangible Assets") but excluding (i) computer equipment which is a part of the Selling Subsidiary's or HSSI's computer network and (ii) the Excluded Assets. Except as set forth on Schedule 4.13, Buyer, upon the Closing, will acquire valid leasehold interests in all of the leased property and good and marketable title to all other Assets and all of the Sellers' respective rights, title and interest in the Tangible Assets, free and clear of all Liens. All of the Tangible Assets are in good operating condition and repair and are usable in the Ordinary Course of Business of the Selling Subsidiary.


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         4.14     INTANGIBLE PROPERTY. Schedule 4.14 sets forth any patent,
trademark, service mark, trade name, copyright, franchise and any application for any of the foregoing owned by or used in the business of the Selling Subsidiary and which is material to the business of the Selling Subsidiary (the "Intangible Property") and, with respect to any federally registered trademarks or service marks used in connection with the business of the Selling Subsidiary, the U.S. Patent and Trademark Office Registration Number and a copy of the Certificate of Registration pertaining to such mark. All Intangible Property of the Sellers are subsisting and have not been abandoned.

         4.15 LIABILITIES. Except as specifically set forth on Schedule 2.2, Buyer will not acquire or be liable for direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental program including without limitation, Medicare or Medicaid, any other governmental charge or lawsuit brought, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement (all of the foregoing being collectively referred to herein as "Liabilities"), arising out of or in connection with the business of the Selling Subsidiary on or prior to the Closing Date. To the best Knowledge of any Sellers after inquiry, except as disclosed in any Schedules to this Agreement, there is no circumstance, condition, event or arrangement which may hereafter give rise to Liabilities not in the Ordinary Course of Business subsequent to the Closing Date arising out of or in connection with the business of the Selling Subsidiary on or prior to the Closing Date.


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         4.16     EMPLOYEES. Schedule 4.16 sets forth a complete and accurate list of the names and current annual salary or hourly rates of all current, full-time employees of the Sellers with respect to, or in connection with, the business of the Selling Subsidiary.

         4.17 ERISA. Schedule 4.17 sets forth a list of all employment agreement, bonus, deferred compensation, stock purchase, stock option, pension, profit sharing, retirement, severance, medical, dental, disability, life insurance, and other employee benefit plans, funds, programs or arrangements which have been maintained, established or contributed to by the ERISA Employer (collectively the "Plans"), and contains true and complete copies of the Plans and other documents (including trust, investment management or custodial agreements and insurance policies or contracts) relating to the Plans.

         4.18 LEASED PROPERTY. Schedule 4.18 contains true and complete copies of the leases of all leased property (the "Leases"), and separately designates which Leases require the consent, waiver or approval of the other parties thereto with respect to the transactions contemplated by this Agreement. Except as set forth on Schedule 4.18, the Sellers enjoy peaceful and undisturbed possession of the leased real property, and the Leases are the valid and legally binding obligations of the Sellers and the lessors thereunder, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, and are in full force and effect. None of the leased real property is affected or, to the best Knowledge of the Sellers, threatened by or subject to any condemnation or eminent domain proceeding or any assessments for public improvements. Except as set forth on Schedule 4.18, the Sellers have received no notice of default under any of the Leases, none of the Leases are in default, and, to the best of any Sellers' Knowledge, no event has occurred


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which, with the passage of time or the giving of notice or both, would constitute a default thereunder. Except as set forth on Schedule 4.18, the Sellers have, or will have on or before the Closing Date, delivered all notices to, and obtained all consents, waivers and approvals from, all parties which are required in connection with this Section 4.18. All rents, rental payments and other amounts due as of the date hereof have been, and as of the Closing Date will be, paid in full.

         4.19 ARRANGEMENTS WITH SUBCONTRACTORS. Schedule 4.19 is a complete list of all contractual arrangements with persons and entities (the "Subcontractors") with whom or with which any Sellers provide health care services to any of Subcontractors. Sellers have furnished copies of each written agreement (an "Arrangement") currently or previously in effect between Sellers and each Subcontractor, as well as financial records reflecting the amount of all payments made by such Sellers to each Subcontractor.

         4.20 COMPLIANCE OF ARRANGEMENTS WITH LAW. Each Arrangement with, including the methodology for determining payment, and each payment under such an Arrangement, to a Subcontractor complies in all material respects with all federal and state laws and regulations, including, without limitation, 42 U.S.C. ss. 1320a-7b and regulations promulgated thereunder. No payments of any remuneration, in cash or in kind, directly or indirectly, have been offered or made by any Sellers to a Subcontractor or to a person or entity with a financial relationship with such Subcontractor or to any other person or entity to induce such Subcontractor or such person or entity to refer an individual to such Sellers for the provision of Program Services. No payments of any remuneration, in cash or in kind, directly or indirectly, have been solicited or received from any Sellers by a Subcontractor or by a person or entity with a financial relationship with such Subcontractor or by any other person or entity in return for the referral to any Sellers by such Subcontractor or such person or entity of an individual for the provision of Program Services.

         4.21 FULL DISCLOSURE. No representation or warranty by Sellers in this Agreement or in any document to be delivered by the same pursuant hereto, and no statement, list, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not materially misleading. To the best Knowledge of Sellers, there is no fact, development or threatened development (except as disclosed on Schedule 4.7) which Sellers have not disclosed to Buyer and which materially adversely affects the business of the Selling Subsidiary.

         4.22 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 4 shall be true and complete in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as otherwise may be amended, modified or supplemented.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Buyer makes the following representations, warranties and covenants, each of which is relied upon by Sellers in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by Sellers as follows:

         5.1 DUE AUTHORITY. Buyer has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. This Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which Buyer is a party or by which Buyer is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Buyer.

         5.2 NO CONSENTS. No governmental filings, authorizations, approvals or consents, other than the approvals listed on Schedule 5.2 are required to permit Buyer to fulfill all its obligations under this Agreement.

         5.3 NO BROKER. Except as set forth on Schedule 5.3, there has been no broker's or finder's services utilized in connection with the transaction contemplated by this Agreement.

         5.4 AGREEMENT NOT TO TRANSFER ASSETS. Except for a transfer of the Assets in accordance with Section 12.5 of this Agreement, or a transfer made pursuant to the laws of distribution or descent, Cass shall not sell, transfer or dispose of the Assets by way of liquidation, dissolution or otherwise for a period of at least six (6) months unless (i) Cass shall die or become disabled,
(ii) the business cannot be lawfully conducted, or (iii) the business shall be unable to meet its obligations as they come due in the ordinary course of business. If a transfer is made by Cass under Section 12.5, then the transferee shall be bound by the restrictions contained in the previous sentence.

         5.5 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties contained in this Section 5 shall be true and complete in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and of the Closing Date. Buyer shall promptly give notice to Sellers of any event, condition or circumstances occurring from the date hereof through the Closing Date which would constitute a violation or breach of this Agreement.

SECTION 6. COVENANTS OF SELLERS AND BUYER.

         6.1 BOOKS AND RECORDS. The Sellers shall maintain all books, records, files, expired contracts, medical and patient records, non-current accounts payable, non-current operating data, books and files relating to non-current transactions, documents and records of the Sellers pertaining to the Assets, correspondence, non-current budgets and other similar documents and records which are not to be delivered to Buyer as part of the Assets through the date of Closing (the "Other Records"). The Buyer and its representatives shall be granted full access to such Other Records during normal business hours for any legitimate business purpose. The Sellers shall maintain such Other Records for a minimum of three (3) years from the Closing Date, unless under the Seller's own record retention policy currently in effect, Seller would otherwise maintain such Other Records for longer than three (3) years. In such case, the Seller shall maintain such Other Records for the same number of years.

SECTION 7.  EXPENSES.

         The parties to this Agreement shall bear their respective direct and indirect expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

SECTION 8.  FURTHER ASSURANCES AND ACTIONS SUBSEQUENT TO CLOSING.

         8.1 The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain their respective fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are conditions precedent to the Closing.

         8.2 In addition and following the Closing, Buyer and Sellers shall grant to the other reasonable access to the books and records of, or relating to, the Selling Subsidiary so as to permit, if necessary, the filing of tax returns, audits of tax returns or other bona fide corporate purposes, including purposes relating to collections of accounts receivable in existence as of Closing but not yet collected by Sellers, Social Security and other employee matters.

         8.3 The parties acknowledge that certain agreements by Sellers to provide nursing services may not be assignable to Cass. To the extent that the services to be provided by such agreements may be subcontracted to Cass the Sellers agree that upon request by Cass that they shall enter into a subcontracting agreement with Cass. No charges shall be made by Sellers with respect to such agreements and upon receipt by Sellers of payment for services rendered pursuant to the agreement to provide nursing services such payment shall be immediately remitted to Cass. Further, if necessary for the maintenance of the agreement and for a period of not more than six months, Sellers shall maintain the effectiveness of their license to operate a home health agency.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         9.1 Notwithstanding any right of Buyer fully to investigate the affairs of Sellers and notwithstanding any Knowledge of facts determined or determinable by Buyer pursuant to such investigation or right or investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any document delivered to Buyer by Sellers or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for a period of three years.

         9.1.0.1 Notwithstanding any right of Sellers fully to investigate the affairs of Buyer and notwithstanding any Knowledge of facts determined or determinable by Sellers pursuant to such investigation or right of investigation, Sellers have the right to rely fully upon the representations, warranties, covenants and agreements of Buyers contained in this Agreement or in any document delivered to Sellers by Buyer or any of its representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for a period of three years.

SECTION 10. INDEMNIFICATION

         10.1 OBLIGATION OF THE SELLERS TO INDEMNIFY. Each of Sellers, jointly and severally agree to indemnify the Buyer and defend and hold harmless the Buyer and his permitted assigns and each of such assign's respective directors, officers and employees ("Indemnitees") from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, investigations, claims, charges, assessments, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) incurred or suffered by such Indemnitees or any of them, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, and whether raised by the parties hereto or any third party (collectively, a "Loss") based upon, arising out of or otherwise due to:

                  (a) Any false and inaccurate representation or warranty made by or on behalf of Sellers contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;

                  (b) Any breach or default in the performance, covenant or agreement of Sellers contained in this Agreement or in any document or other writing delivered pursuant to this Agreement;

                  (c) Facts or circumstances existing on or prior to the Closing Date which give rise to claims by any third parties against the Selling Subsidiary or the Buyer or any of them, including (but not limited to) any claims arising from any service rendered by the Selling Subsidiary; or

                  (d) Any brokerage fee or other commission arising by virtue of the Sellers' broker listed on Schedule 4.14.

         The Sellers shall be obligated to indemnify the Buyer only for those Losses as to which Buyer has given to the Sellers written notice thereof on or prior to three years from the Closing Date.

         10.2 OBLIGATION OF THE BUYER TO INDEMNIFY. The Buyer, and any assignee of Buyer, jointly and severally agree to indemnify the Sellers, defend and hold harmless the Sellers and their respective directors, officers, employees, affiliates and assigns ("Indemnitees") from and against any losses, liabilities, damages, deficiencies, all suits, proceedings, investigations, claims, charges, assessments, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) incurred or suffered by such Indemnitees or any of them, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, and whether raised by the parties hereto or any third party (collectively, a "Loss") based upon, arising out of or otherwise due to:

                  (a) Any false and inaccurate representation or warranty made by or on behalf of Buyer contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; or

                  (b) Any breach or default in the performance, covenant or agreement of Buyer contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         The Buyer shall be obligated to indemnify the Sellers only for those Losses as to which Sellers has given to the Buyer written notice thereof on or prior to three years from the Closing Date.

         10.3 CLAIMS BY THIRD PARTIES. Promptly after receipt by a party (the "indemnified party") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the indemnified party shall properly give written notice thereof (the "Claims Notice") to the other party (the "indemnifying party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (if stated) of the Loss that has been or may be suffered by the party.

         10.4 OPPORTUNITY TO DEFEND. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires), notify the indemnified party of its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. Thereafter, the indemnified party may elect to participate at its own expense, in the defense of such Asserted Liability; provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party; provided that the indemnifying party shall have the right to approve such counsel (which consent is not to be unreasonably withheld) and further provided that the indemnifying party shall in no event be responsible for the cost or expenses of more than one counsel for the indemnified party. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of its election as herein provided, contests its obligations to indemnify under this Agreement, or at any time fails to pursue in good faith the resolution of any Asserted Liability, in the opinion of the indemnified party, then the indemnified party may, upon thirty (30) days' notice to the Sellers, pay, compromise or defend any such Asserted Liability (as it may in its reasonable discretion deem proper, at the sole cost and expense of the indemnifying party). If the indemnifying party choose to defend any claim, the indemnified party shall make available to the Indemnifying party any books, records or other documents or personnel within its control that are reasonably necessary or appropriate for such defense.

         10.5 EFFECT OF INSURANCE PAYMENT. Notwithstanding the foregoing contained in this Section 10, Buyer or its affiliates shall not be entitled to be indemnified hereunder for any portion of the amount of any Loss with respect to which Buyer or its affiliates receive payment from any insurer; provided, however, that Buyer shall not be obligated to seek reimbursement from any of its insurers in order to mitigate any damages incurred, it being acknowledged by the Sellers that Buyer may not seek reimbursement from its insurers for indemnifiable Losses.

SECTION 11.  CLOSING.

         11.1 CLOSING. Subject to the conditions contained herein and as set forth more fully below, the "Closing" of the transactions contemplated hereby (the "Closing") shall take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Ft. Lauderdale, Florida, or at such other time or place as agreed upon by the parties. The Closing will be effective as of 11:59 p.m. Eastern Standard Time, on January 1, 1995.

         11.2 SELLERS' ACTIONS AT CLOSING. At the Closing Sellers will deliver to Buyer the following:

                  (a) DEEDS, DOCUMENTS OF CONVEYANCE AND TRANSFER. Such deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, transfer and assignment as requested by Buyer in order to vest in Buyer good, valid and marketable title in and to the Assets and all the right, title and interest of the Sellers in and to the Assets, business and goodwill to be transferred pursuant to this Agreement free and clear of all Liens. At or after the Closing, and without further consideration, Sellers will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably request in order to convey and transfer to Buyer any of the Assets, to be transferred pursuant to this Agreement, or to quiet Buyer's title thereto.

                  (b) CERTIFICATE OF EACH SELLER'S SECRETARIES. A certificate of each Seller's Secretary certifying that all actions of that Seller necessary to authorize consummation of the sale contemplated hereunder have been duly taken.

                  (c) RELEASE OF LIENS. Evidence satisfactory to Buyer's counsel of any payment or release required under this Agreement of any and all claims, liens and encumbrances of any nature asserted against any of the Assets.

                  (d) RECORDS AND CONTRACTS. The Sellers shall deliver to the Buyer the originals (or copies if originals are not in the possession of the Sellers) of all of the records of the Selling Subsidiary and the Contracts being assigned pursuant to this Agreement.

                  (e) RECEIPTS. Each of the Buyer and the Sellers shall execute and deliver documents acknowledging receipt from the other, respectively, of the Assets and the Purchase Price.

                  (f) SUB-CONTRACT AGREEMENT. The Buyer and the Seller shall execute and deliver a Sub-Contract Agreement in connection with the Contract between the State of Florida, Department of Health and Rehabilitative Services and Hospital Staffing Services, Inc., which form shall be approved by Buyer and Seller prior to Closing.

                  (g) OTHER AGREEMENTS. The Buyer and the Seller shall execute and deliver the Excluded Assets License and the Settlement Agreement.

         11.3     BUYER'S ACTIONS AT CLOSING.

                  (a) ASSUMPTION OF OBLIGATIONS. One or more instruments evidencing Buyer's assumption and agreement to pay, discharge and perform, in accordance with the terms of each, the obligations of Sellers, following the Closing Date, under the terms of the agreements listed in Schedule 4.10 transferred or assigned to Buyer pursuant to the terms hereof.

                  (b) SETTLEMENT AGREEMENT. Buyer shall execute the Settlement Agreement, which is attached hereto as Exhibit C.

                  (c) SUB-CONTRACT AGREEMENT. The Buyer and the Seller shall execute and deliver a Sub-Contract Agreement in connection with the Contract between the State of Florida, Department of Health and Rehabilitative Services and Hospital Staffing Services, Inc., which form shall be approved by Buyer and Seller prior to Closing.

SECTION 12. POST CLOSING ITEMS.

         12.1 POST CLOSING ITEMS. To the extent that the Buyer has paid any expenses, salaries, wages, or taxes on behalf of Seller, Seller shall immediately reimburse Buyer for such expenses upon documented receipts.

SECTION 12. MISCELLANEOUS.

         12.1 PUBLICITY. Except as required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party hereto (not to be unreasonably withheld).

         12.2 NOTICES. Any notice or other communication required or which may given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

                  (i)      If to Sellers to:

                           Hospital Staffing Services, Inc.
                           Cardinal Nursing and Home Care, Inc.
                           6245 N. Federal Highway, Suite 400
                           Ft. Lauderdale, Florida 33308-2220
                           Attention: William F. McConnell
                           Facsimile No. (305) 771-0899

                           With a copy to:

                           Kirkpatrick & Lockhart
                           Miami Center, Suite 2000
                           201 South Biscayne Boulevard
                           Miami, Florida 33131
                           Attention: Brian Foremny, Esq.
                           Facsimile No.: (305) 358-7095

                  (ii)     If to Buyer, to:

                           Ronald A. Cass
                           2901 N.E. 35th Street
                           Fort Lauderdale, Florida 33306

                           With a copy to:

                           Atlas, Pearlman, Trop & Borkson, P.A.
                           200 East Las Olas Boulevard, Suite 1900
                           Fort Lauderdale, Florida 33301
                           Attention: Charles B. Pearlman, Esq.
                           Facsimile No.: (305) 523-1952

         Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

         12.3 REMEDIES NOT EXCLUSIVE. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or any other agreement between the parties) as to which there is no inaccuracy or breach.

         12.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such state without regard to conflicts of law principles thereunder.

         12.5 NO ASSIGNMENT. This Agreement is not assignable except by operation of law, except that Buyer may assign any or all of his rights hereunder, to Teresa Cass, and any entity formed or to be formed and in which the Buyer and/or Teresa Cass are the sole shareholders.

         12.6 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.7 SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         12.8 COUNTERPARTS. This Agreement may be executed ln any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute but one and the same document.

         12.9 SUBROGATION OF THE BUYER. In the event that the Buyer shall subsequent to the Closing Date become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Sellers on the Assets at or prior to the Closing, the Sellers agree that the Buyer shall be subrogated to any rights of the Sellers under the insurance coverage and indemnified by the Sellers, and, in addition, the Sellers agree to promptly remit to the Buyer any insurance proceeds which it may receive on account of any such liability or damage.

         12.10 AMENDMENT AND MODIFICATIOn. This Agreement may only be amended by written instrument signed by the parties hereto.

         12.11 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         12.12 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings and agreements of the parties with respect to the subject matter of this Agreement. Any reference to this Agreement shall include the schedules and exhibits hereto.

         12.13 PREVAILING PARTY. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         12.14 WAIVER. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by the Buyer or the Sellers, as appropriate. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

         12.15 SIGNATURES. Facsimile signatures shall be deemed to be original signatures, provided that original signatures shall be delivered promptly thereafter.

         12.16 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

                  (a) "Affiliate" of any person or entity shall mean any person, entity or group (currently existing or hereafter created) controlling, controlled by or under common control with, the specified person or entity, and "control" of a person or entity (including, with correlative meaning, the terms "control by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled person, whether through ownership of securities or partnership or other ownership interests, by contract.

                  (b) "Knowledge" an individual shall be deemed to have "Knowledge" of a particular fact, circumstance or other matter if:

                      (i) such person is actually aware of such fact or matter; or

                      (ii) a prudent individual could be expected to discover or otherwise become aware of such fact, circumstance or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact, circumstance or other matter.

A person (other than an individual) shall be deemed to have "Knowledge" of a particular fact, circumstance or other matter if any individual who is serving, or who has at any time served, as a director, trustee, or executive officer of such person, or in a similar capacity, has, or at any time had, knowledge of such fact or other matter.

                  (c) "Interested Person" shall mean any person who is or was an executive officer or director of the Sellers or any of their respective affiliates, or any physician in a position to refer patients to the Sellers or any of them.

                  (d) "Ordinary Course of Business" shall mean an action taken by a person if:

                      (i) such action is recurring in nature, is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

                      (ii) such action is not required to be authorized by the Board of Directors or such person and does not require any special or separate authorization of any nature; or

                      (iii) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the day-to-day operations of other persons that are in the same line of business as the person in question.

         (e) "Person" shall mean any individual, corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or governmental, body.

         (g) "Threatened" a claim, proceeding, investigation, dispute, action or other matter shall be deemed to have been "threatened" if any demand or statement shall have been made (orally or in writing) or any notice shall have been given (orally or in writing).

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    SELLERS:

                                    HOSPITAL STAFFING SERVICES, INC.,
                                    a Florida corporation

                                    By:  /s/  WARREN MARMORSTEIN
                                        -------------------------

                                    CARDINAL NURSING AND HOME CARE, INC.
                                    a Florida corporation

                                    By:  /s/  WARREN MARMORSTEIN
                                         ------------------------

                                    BUYER:

                                    /s/  RONALD A. CASS
                                         ------------------------
                                    RONALD A. CASS